Dated this day of - 3 NOV 2020 2020.

HIP SHING HONG (AGENCY) LIMITED

and

GRANVILLE FINANCIAL SERVICES COMPANY LIMITED
(均富金融服務有限公司)

LICENCE AGREEMENT

in respect of

Unit C, 11/F., OfficePlus @Mong Kok,
No.998 Canton Road,
Kowloon.

PARTICULARS
(Subject to terms and conditions of the Agreement)

COLUMN 1	COLUMN 2
Date of Agreement	- 3 NOV 2020
Licensor	Hip Shing Hong (Agency) Limited, the authorized Agent for Hip Shing Hong Development Company Limited whose respective registered offices are all situated at 23rd Floor, Hip Shing Hong Centre, No.55 Des Voeux Road Central, Hong Kong. Tel : 2521-2246
Licensee	GRANVILLE FINANCIAL SERVICES COMPANY LIMITED (均富金融服務有限公司) whose registered office is situated at Unit C, 11/F., OfficePlus @Mong Kok, No.998 Canton Road, Kowloon. Tel :2321-8791 Contact Person : Mr. Barry Lo
Premises	All that Unit C, 11/F., OfficePlus @Mong Kok, No.998 Canton Road, Kowloon which is for the purpose of identification only shown coloured pink on the plan annexed hereto.
Term	One year only from 1st November 2020 to 31st October 2021 (both days inclusive).
Rent-free Period	From 1st October 2021 to 31st October 2021, subject to clause 10
Licence Commencement Date	1st day of November 2020
Licence fee	HONG KONG DOLLARS TWENTY THOUSAND AND FOUR HUNDRED ONLY (HK$20,400.00) per calendar month, inclusive of rates, management fee, broadband fee and electricity charges (maximum HK$500.00 per month)
Rates	Payable by the Licensor
Management fee	Payable by the Licensor
Licence Fee Payment days	1st day of each and every month
Security Deposits	HK$61,200.00 being Licence fee deposit.
Permitted Use	As commercial use in connection with the Tenant's lawful business under the trade name of "GRANVILLE FINANCIAL SERVICES COMPANY LIMITED (均富金融服務有限公司)" ,the trade name shall only be used after it has been approved by the landlord in writing and the landlord did not give any warranty that the premises will be fitted for the intended purpose.
Hours of Air-conditioning Supply	N.A.

THIS AGREEMENT is made on the date stated as the Date of Agreement in the Particulars BETWEEN (1) the Licensor and (2) the Licensee

W H E R E A S

1. In this Agreement the following expressions have the following meanings :-

(a) expressions in Column 1 of the preceding table hereof have the meanings assigned to them by Column 2 thereof;

(b) the Licensor includes its successors in title.

2. The Licensor agrees to grant and the Licensee agrees to take a licence to exclusively use and occupy the Premises together with the use in common with the Licensor and others having the like right of access thereto and egress therefrom and the common parts of the building of which the premises forms part for the term and at a licence fee as set out in the Particulars of the preceding table payable in advance without deduction on the 1st day of each month ("Licence Fee payment days"), the first payment shall be made upon signing of this Agreement.

NOW IT IS HEREBY AGREED as follows :-

1. Facilities And Services

a. In consideration of the payment by the Licensee of the Licence Fee hereinbefore provided, the Licensor permits the Licensee to exclusively use the Premises for the purpose hereinbefore mentioned until terminated in accordance with the provisions of this Agreement;

b. Office Services

- Full set of furnished office furniture provided by Licensor for Licensee's use during the term of Licence and are more particularly described and set out in the Inventory List attached hereto and are hereinafter called ("the furniture and chattels")
- Computer Smart Card Access System
- Broadband internet

2. PAYMENT, DURATION AND TERMINATION

a. **Payment**
The Licensee shall, for the duration of this Licence on the Licence Fee payment day of each month, pay to the Licensor whether demanded or not (and by monthly direct debit if required) the Licence Fee specified in Particulars of the preceding table the first proportionate payment to be made on the signing of this Agreement in respect of the term from its commencement date. The Licensor shall be entitled to request the Licensee to vacate the Premises within three (3) days and thereafter the Licensee will be refused access to the Premises if the License fee is not paid on the Licence Fee payment day of each month.

b. **The Licensee shall** :

i. keep the interior of the said Premises including the said furniture and chattels the windows decoration and all fixture and fittings therein in good clean substantial and proper repair and condition without any alterations thereto and to yield the same up to the Licensor in such repair and condition on the termination of this Licence.

ii. pay to The Licensor interest at the rate of 1.5% per month on any sum payable under this Agreement that remains unpaid for 3 days from the due date such interest in that event being calculated from the due date to the date of payment.

iii. pay all sums due to The Licensor under this License without any deduction or set off.

iv. pay for all bank charges, exchange rate differences, currency adjustments and other such charges related to rental and services.

v. forthwith pay for the difference in the event the monthly consumption of electricity have exceeded the maximum amount as mentioned in the particulars of the preceding table.

c. **Deposit**:

i. The Licensee shall pay to The Licensor the Deposit more particularly described & set out in Particular of the preceding table ("the Deposit") as security against all obligations entered into by the Licensee in this Agreement such Deposit to be refunded to the Licensee within thirty days of the expiry of this License Provided that the Licensee has complied with its obligations under this License and subject to the deduction of an amount in respect of any damage and the cost of reinstating the Premises and the items on the furniture & chattels to the same condition as they were in at the commencement of the term.

ii. In the event of any deduction from the Deposit by The Licensor due to any default of the Licensee, the Licensee shall replace any such sum deducted within 7 days of being notified of such deduction.

d. **Forfeiture of Licence**

This License shall be determined forthwith in the event of (a) non payment of Licence fee on the due day by the Licensee for three days; (b) any breach of the obligations on the part of the Licensee. Then and in either event, this Licence shall absolutely be terminated and the deposit paid by the Licensee under this Agreement shall be forfeited to the Licensor as and for liquidated damages, and not as penalty but without prejudice to the rights and remedies of the Licensor against the Licensee in respect of any antecedent claims of breach of agreements. The Licensor shall be entitled to re-enter the Premises and to retain any furniture, personal effects or other belongings of the Licensee until all arrears owed to The Licensor have been paid or other damage made good and loss have been recovered. In the event of non-payment of the aforesaid debt within 7 days the Licensor shall be entitled to dispose of any goods retained by the Licensee in settlement of any arrears and any costs of disposal.

3. THE LICENSEE RIGHTS AND RESPONSIBILITIES

a. **The Licensee shall not :**

i. impede or interfere with the Licensor's right of possession and control of the Premises in the event there is arrears of licence fee/other sums or any breach, non-observance or non-performance by the Licensee of any of the terms and conditions contained herein.

ii. use the Premises otherwise than for the Licensee's business and in any event shall not permit the Premises to be used for any illegal activity.

iii. install in the Premises any furniture or equipment without prior written approval of the Licensor.

iv. alter the Premises, its partitioning or any fixtures or fittings.

v. damage any of the decorations, window glass, fixtures and fittings or other equipment including but not limited to wallpaper and carpet in the Premises and to indemnify the Licensor for the cost of any such damage and replacement. All replacement cost shall be assessed by the Licensor and depending on the extent of the damage done and the need for replacement which upon demand by the Licensor, the Licensee shall indemnify the cost of any such damage.

vi. be entitled to any compensation (including business loss) as a result of any failure of building services (electricity, air-conditioning etc), any failure of data security or computer systems or broadband internet access or as a result of the Licensor failing to provide any of the services in accordance with this License.

vii. use any services in the Premises other than those offered by the Licensor.

viii. keep or store or cause or permit or suffer to be kept or stored any arms ammunition gun-powder or other explosive or combustible substance contrary to the provisions of the Dangerous Goods Ordinance in the Premises or to do or cause to be done or suffer or permit any act deed matter or thing whatsoever which shall amount to a breach or non-observance of the said terms and conditions under which the Premises are held by the government.

ix. produce or permit or suffer to be produced any music or noise (including sound produced be broadcasting or any apparatus or equipment capable of producing, reproducing, receiving or recording sound) so as to be audible outside the Premises which may be a nuisance to other occupiers of the Building.

b. **The Licensee shall** :

i. observe and adhere to all the rules and regulations from time to time made by the Licensor for the management of the Premises ("the Handbook") which shall form an integral part of this Licence Agreement. The Licensor shall have the right from time to time to amend alter insert delete any clause regulations rules of the Handbook.

ii. obey and comply with and to indemnify the Licensor against the breach of all ordinances, regulations, by-laws, rules and requirements of any governmental or other competent authority relating to the conduct and carrying on of the Licensee's business or profession on the Premises or any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Licensee or any employee, agent, licensee, invitee, visitors or guests of the Licensee. For the avoidance of doubt, the Licensee may carry on his business or profession in the Premises only if permitted by this Licence.

iii. Not to use or permit or suffer the Premises or any part thereof to be used as sleeping quarters or as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance Cap.7 or other similar legislation for the time being in force nor to allow any person to remain in the Premises overnight without the Licensor's prior permission in writing. Such permission shall be given at the full discretion of the Licensor and shall only be given to enable the Licensee to operate its business or to post watchmen to guard the contents of the Premises.

iv. vacate and move out from the Premises on the expiry of this License. The Premises must be left in the same condition as it was found at the beginning of the Term. The Licensor has no responsibility for any item of furniture personal effects or other belonging left in the Premises and has the right to dispose of such property at the costs and expenses of the Licensee.

v. on the expiry of this License to return to the Licensor all keys and other means of access to the Premises and the Licensee and whenever any key or other means of access is lost to report such loss forthwith to the Licensor and to pay on demand the cost of replacing such key or other means of access and the cost of replacing any lock changed by the Licensor.

vi. indemnify the Licensor and its respective employees, representatives, invitees, visitors, guests and agents from : (1) all claims for property damage caused by the Licensee and its employees, representatives, invitees, visitors, guests and agents arising out of use of the premises and (2) legal liability for claims arising out of the negligence of the Licensee and its employees, representatives, invitees, visitors, guests and agents resulting from the occupancy of the premises. (3) The Licensee shall maintain adequate insurance against all such risks.

4. **LICENSOR'S RIGHTS AND RESPONSIBILITIES**

a. **The Licensor shall :**

i. not be under any liability to the Licensee or to any other person whosoever in respect of any loss or damage to person or property sustained by the Licensee or any such other person on account of the defective or damaged condition of the Premises or the Licensor's fixtures therein or any part thereof or on account of shutting down/interruption of electricity, air-conditioning, water supply due to whatever cause and in particular the Licensor shall not be responsible to the Licensee or any person or persons as aforesaid for any damage whatsoever caused by or through or in any way owing to typhoon or any other cause the overflow or leaking of water or escape of fumes smoke fire electric or the dropping of cigarette ends, broken pieces of glass or any other substances or thing from anywhere within the Premises.

ii. have the right at any time to enter the Premises to inspect it, to provide services, to make repairs and alterations.

iii. not be responsible for the theft of or damage to any equipment, chattels of goods. Further, the Licensee shall immediately notify the Licensor of any damage, accident or defects to or in the Premises or any theft or loss of keys to the Premises or Building.

iv. be entitled to terminate this Licence pursuant to clause 2(d) hereinbefore provided. In the event of the Licensor exercises its right under this clause, the Licensor shall give the Licensee a 24 hours advance notice in writing to the effect that on the expiration of such notice, everything contained herein shall be ceased and determined and the Licensee shall forthwith vacate the Premises but without prejudice to the Licensor's right against the Licensee in respect of any antecedent claim on breach of Agreement.

5. GENERAL

a. This License is personal to the Licensee only and is not assignable. Sharing sub-letting or parting with possession of the Premises to any party not named in this Agreement is prohibited.

b. Where the Licensee is a limited company, it shall on the signing of this Licence inform the Licensor the number of its staffs working in the Premises. The Licensor shall have the right at its discretion to restrict the number of persons stayed in the Premises.

c. The Licensor shall at any time and from time to time during the term hereby granted be entitled to change the name of the Building or any part or parts thereof and in respect thereof the Licensor shall not be liable in damages to the Licensee or be made a party to any other proceedings or for costs or expenses of whatsoever nature incurred by the Licensee as a result of such change.

d. All notices must be in writing. Notices to the Licensee will be considered served if mail by registered or recorded mail or handed personally to the Licensee's Premises. Notices to the Licensor will be considered served if mailed by registered or recorded mail, postage prepaid, to the Licensor at the Licensor's registered office.

e. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity of any other provision. No waiver of any default of the Licensee shall be implied from any failure by the Licensor to take action with respect to such default.

f. Where the Licensee comprises more than one individual such individuals shall be jointly and severally liable to observe and perform the Licensee's obligations under this Agreement.

g. This Agreement supersedes any prior agreement and embodies the entire agreement between the Licensee and the Licensor and may not be modified, changed or altered in any way except as agreed by both parties in writing. This Agreement shall be interpreted and enforced in accordance with the national, regional, and local laws in which the Building is located.

h. It is hereby agreed between the parties that the Licence hereby granted constitutes a Licence only and shall not confer upon the Licensee any tenancy legal estate or interest in the Premises.

i. The Licensee shall take out appropriate insurance policies to cover its properties and belongings as it deems fit.

6. The Licensee hereby expressly admits and acknowledges that he will take up exclusive possession of the Premises on the date specified in the preceding table during which period the Licensee shall observe and comply with all terms and conditions herein contained other than the stipulation for payment of Licence fee.

7. The Licensor shall let the Premises with existing decorations together with office furniture as set out in the Inventory List attached hereto. The Licensee shall keep the office furniture in good repair working condition and in the event any items of the furniture were missing or damaged, Licensee shall at its own cost replace or repair, as the case may be, such missing or damaged item and return the same to the Licensor on expiry or sooner determination of the licence in the like condition.

8. Any person or entity who is not a party to this Agreement (save and except the authorized agents of the Licensor) shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Cap 623 of the Laws of Hong Kong) to enforce any terms of this Agreement.

9. The Licensee confirms having read and agreed to perform and observe all the terms and conditions of this License Agreement.

10. The Licensee shall only enjoy the rent-free period as stipulated under the Particulars on Page 2 of the Agreement provided that the Tenant shall have at all times duly paid the rental and other charges and outgoings in accordance with on or before 10th of each month and shall not have breached or be in breach of any of all terms and conditions herein.

11. A personal guarantee shall be executed by Mr. Lo Wai Kong Barry for the due performance of Licensee's obligation under the Licence Agreement.

As Witness the hands of the parties hereto the day and year first above written.

Signed by:
Fong Man Hung David
Managing Director
for and on behalf of
the Licensor
in the presence of:

For and on behalf of
HIP SHING HONG (AGENCY) LTD.
Authorized Signature(s)

Signed by:
Name: LO WAI KONG BARRY
Title: DIRECTOR
for and on behalf of
the Licensee
in the presence of:

For and on behalf of
Granville Financial Services Company Limited
均富金融服務有限公司
Authorized Signature(s)

YAM TSE MAN
任子文

R E C E I V E D on the day and year first above written the sum of Hong Kong Dollars SIXTY ONE THOUSAND AND TWO HUNDRED only being the deposit above expressed to be paid by the Licensee to the Licensor hereunder.

HK$61,200.00
============

For and on behalf of
HIP SHING HONG (AGENCY) LTD.
Authorized Signature(s)